UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Consent Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to § 240.14a-12

ALLERGAN, INC.

(Name of Registrant as Specified in its Charter)

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ALLERGAN, INC.

August 8, 2014

Dear Stockholder:

As you may be aware, PS Fund 1, LLC and certain affiliated entities and persons (collectively, “Pershing Square”) recently became a stockholder of Allergan, Inc. (the “Company” or “Allergan”) after its rapid and originally undisclosed accumulation of beneficial ownership of approximately 9.7% of Allergan’s common stock. Subsequently, Pershing Square and Valeant Pharmaceuticals International, Inc. (“Valeant”) announced a series of unsolicited proposals to acquire Allergan. Most recently, Valeant commenced an unsolicited offer to exchange each issued and outstanding share of common stock of Allergan, par value $0.01 per share (the “Common Stock”), at the election of the holder of the Common Stock, for either 0.83 common shares of Valeant, no par value (the “Valeant Common Shares”) and $72.00 in cash, or an equal amount of cash or number of Valeant Common Shares, in each case subject to proration, as described in Valeant’s offer to exchange (the “Offer to Exchange”). It is important to understand that this is not an all-cash offer.

After careful consideration and consultation with management and its independent financial and legal advisors, the Board of Directors of Allergan (the “Board”) unanimously determined that the Offer to Exchange is grossly inadequate, substantially undervalues Allergan, creates significant risks and uncertainties for the stockholders of Allergan, and is not in the best interests of Allergan and its stockholders.

On June 23, 2014, Allergan filed with the United States Securities and Exchange Commission a Schedule 14D-9 that included the Board’s unanimous recommendation that Allergan’s stockholders reject the Offer to Exchange and not tender their shares of Common Stock pursuant to the Offer to Exchange.

Rather than put forward their proposals at the next annual meeting of stockholders, Pershing Square, Valeant and their affiliated participants are now soliciting your written request form and revocable proxy (the “Pershing Square/Valeant Solicitation”) to demand a special meeting of the Company’s stockholders, to consider and vote upon a number of proposals, which include proposals (i) to remove six members of Allergan’s Board of Directors that were duly elected by our stockholders at our last annual meeting of stockholders on May 6, 2014, (ii) to request that the Board elect or appoint six of Pershing Square’s nominees to serve on the Board, (iii) to amend certain provisions of our Amended and Restated Bylaws and (iv) to request that the Board engage with Valeant, Pershing Square’s co-bidder, regarding its proposal to acquire Allergan.

The Board strongly believes that convening a special meeting is not in the best interests of Allergan or its stockholders at this time. Furthermore, as a co-bidder in an unsolicited bid to acquire Allergan that the Board has concluded is grossly inadequate and substantially undervalues Allergan, the interests of Pershing Square are not aligned with the interests of all of our stockholders.

The Board does not believe that the issues raised in the Pershing Square/Valeant Solicitation, including requesting discussions between Allergan and Valeant, should be addressed at a special meeting demanded by a stockholder with specific short-term interests that are not aligned with the interests of all of our stockholders. Rather, the Board strongly believes that the more prudent course of action is for Allergan to focus on extending its track record of substantial growth that the Board is confident will create significantly more value for stockholders than Pershing Square’s and Valeant’s proposal.

If you have already submitted a white written request card to Pershing Square supporting the calling of a special meeting, you can revoke such request by marking “YES, REVOKE MY REQUEST” and submitting the accompanying BLUE revocation card to the Company. Even if you have not submitted a white written request card to Pershing Square, you may nevertheless communicate that you do not believe a special meeting is necessary or express your opposition to calling a special meeting by signing, dating and returning the accompanying BLUE revocation card to the Company.

Regardless of the number of shares of Common Stock of the Company that you own, your views are important. Thank you for your consideration.

Sincerely yours,

David E.I. Pyott
Chairman & Chief Executive Officer

(ii)

ALLERGAN, INC.

REVOCATION SOLICITATION STATEMENT

OF ALLERGAN, INC.

IN RESPONSE TO A SOLICITATION OF WRITTEN REQUESTS FOR SPECIAL MEETING

BY PS FUND 1, LLC

August 8, 2014

This Revocation Solicitation Statement (this “Revocation Solicitation Statement”) and the accompanying BLUE revocation card (the “BLUE Revocation Card”) are being furnished by Allergan, Inc., a Delaware corporation (“we,” the “Company” or “Allergan”), to the holders of outstanding shares of our common stock, par value $0.01 per share (our “Common Stock”), in connection with the solicitation of white written request forms (“Written Requests”) by PS Fund 1, LLC and certain affiliated entities and persons (collectively, “Pershing Square”). For purposes of this Revocation Solicitation Statement, all references herein to the Written Requests being solicited by Pershing Square shall be deemed to include any associated proxies being solicited by Pershing Square. This Revocation Solicitation Statement and the enclosed BLUE Revocation Card are first being mailed to stockholders on or about August 8, 2014.

As you may be aware, Pershing Square recently became a stockholder of Allergan after its rapid and originally undisclosed accumulation of beneficial ownership of approximately 9.7% of our Common Stock. Subsequently, Pershing Square and Valeant Pharmaceuticals International, Inc. (“Valeant”) announced a series of unsolicited proposals to acquire Allergan. Most recently, Valeant commenced an unsolicited offer to exchange each issued and outstanding share of common stock of Allergan, par value $0.01 per share (the “Common Stock”), at the election of the holder of the Common Stock, for either 0.83 common shares of Valeant, no par value (the “Valeant Common Shares”) and $72.00 in cash, or an equal amount of cash or number of Valeant Common Shares, in each case subject to proration, as described in Valeant’s offer to exchange (the “Offer to Exchange”). It is important to note that this is not an all-cash offer.

After careful consideration and consultation with management and its independent financial and legal advisors, the Board of Directors of Allergan (the “Board”) unanimously determined that the Offer to Exchange is grossly inadequate, substantially undervalues Allergan, creates significant risks and uncertainties for the stockholders of Allergan, and is not in the best interests of Allergan and its stockholders.

On June 23, 2014, Allergan filed with the United States Securities and Exchange Commission (the “SEC”) a Solicitation/ Recommendation Statement on Schedule 14D-9 (as amended, the “Schedule 14D-9”) that included the Board’s unanimous recommendation that Allergan’s stockholders reject the Offer to Exchange and not tender their shares of Common Stock pursuant to the Offer to Exchange.

Pershing Square’s specific and short-term interests are not aligned with other Allergan stockholders because Pershing Square is a co-bidder with Valeant in its efforts to acquire Allergan. Pershing Square and Valeant are rushing to attempt to acquire Allergan at the lowest possible price they can. The Board intends to deliver the most value to Allergan stockholders through a deliberate process of implementing the most effective options available to the Company. Rather than raise proposals at the next annual meeting of stockholders, Pershing Square, Valeant and their affiliated participants are now soliciting your written request form and revocable proxy (the “Pershing Square/Valeant Solicitation”) to demand a special meeting of the Company’s stockholders, to consider and vote upon a number of proposals, which include proposals (i) to remove six members of Allergan’s Board of Directors that were duly elected by our stockholders at our last annual meeting of stockholders on May 6, 2014, (ii) to request that the Board elect or appoint six of Pershing Square’s nominees to serve on the Board, (iii) to amend certain provisions of our Amended and Restated Bylaws (the “Bylaws”) and (iv) to request that the Board engage with Valeant, Pershing Square’s co-bidder, regarding its proposal to acquire Allergan.

(iii)

Under our Amended and Restated Certificate of Incorporation (the “Charter”) and our Bylaws, the calling of a stockholder-requested special meeting will require the valid and unrevoked written requests of record holders of at least twenty-five percent (25%) of the outstanding shares of Common Stock, subject to and in compliance with our Charter and Bylaws. As of June 30, 2014, there were 296,910,449 outstanding shares of Common Stock. Based on the number of shares outstanding on June 30, 2014, in order to request the special meeting in accordance with the Bylaws, Pershing Square would need to validly deliver to the Company pursuant to our Bylaws, executed and unrevoked Written Requests from holders of approximately 74,227,613 shares of Common Stock, including the 28,878,538 shares purported to be owned by Pershing Square (as of June 30, 2014). The actual number of shares of our Common Stock for which executed and unrevoked Written Requests will need to be received in order to request a special meeting will depend on the number of shares that are outstanding at the time Written Requests representing valid and unrevoked Written Requests of holders of at least twenty-five percent (25%) of the outstanding shares of Common Stock are delivered to the Company pursuant to our Bylaws.

As of June 30, 2014, our directors and executive officers collectively beneficially own 6,528,038 shares of Common Stock, representing approximately 2.2% of the outstanding shares of Common Stock. None of our directors or executive officers intend to deliver any Written Request with respect to any of their shares of Common Stock.

For additional information regarding the mechanics of the consent solicitation, see “The Special Meeting Request Procedure—Effectiveness of Written Requests.”

THE BOARD HAS UNANIMOUSLY DETERMINED THAT THE PERSHING SQUARE/VALEANT SOLICITATION IS CONTRARY TO THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS, AND VIGOROUSLY OPPOSES THE SOLICITATION OF WRITTEN REQUESTS BY PERSHING SQUARE. ACCORDINGLY, THE BOARD RECOMMENDS THAT YOU DO NOT SIGN ANY WHITE WRITTEN REQUEST CARD SENT TO YOU BY PERSHING SQUARE. WHETHER OR NOT YOU HAVE PREVIOUSLY EXECUTED PERSHING SQUARE’S WHITE WRITTEN REQUEST CARD, YOU MAY ELECT AGAINST THE CALLING OF A SPECIAL MEETING, AND YOU MAY REVOKE ANY PREVIOUSLY EXECUTED WRITTEN REQUEST TO CALL A SPECIAL MEETING, IF YOU SIGN, DATE AND DELIVER THE ENCLOSED BLUE REVOCATION CARD USING THE PRE-PAID ENVELOPE PROVIDED AT ANY TIME PRIOR TO THE DATE OF ANY STOCKHOLDER-CALLED SPECIAL MEETING.

If you have questions or need assistance revoking your Written Request for your shares, please contact our proxy solicitor:

501 Madison Avenue, 20th Floor

New York, NY 10022

Stockholders call toll-free: (877) 800-5187

Banks and Brokers call collect: (212) 750-5833

(iv)

(v)

QUESTIONS AND ANSWERS ABOUT THIS REVOCATION SOLICITATION STATEMENT

Why am I receiving this Revocation Solicitation Statement?

Pershing Square recently became a stockholder of Allergan, after a rapid and originally undisclosed accumulation of beneficial ownership of approximately 9.7% of our Common Stock. When Pershing Square acquired beneficial ownership of its shares of our Common Stock, it knew but did not disclose to other Allergan stockholders that Valeant was planning to announce an unsolicited proposal to acquire Allergan. Thus, based on its reported arrangements with Valeant and the prices paid by Pershing Square for its shares of our Common Stock, following the announcement by Valeant, the unrealized gains on Pershing Square’s shares of our Common Stock were approximately $1,500,000,000. While our stockholders that held our Common Stock throughout this period also benefited from the recent appreciation in the trading price of our Common Stock, our stockholders that were not privy to the same nonpublic information as Pershing Square and sold shares of our Common Stock during that period did not so benefit from this appreciation. Pershing Square and Valeant are now soliciting Written Requests from Allergan stockholders to demand a special meeting of the Company’s stockholders. At the proposed special meeting, Pershing Square and Valeant expect to present to Allergan stockholders to consider and vote upon the proposals described under “Description of the Pershing Square/Valeant Solicitation.”

You are receiving this Revocation Solicitation Statement as a stockholder of Allergan as of the date of this Revocation Solicitation Statement. As further described below, you should sign, date and deliver the enclosed BLUE Revocation Card, by mail in the event you desire to:

1.	Revoke any Written Request that you may have delivered or caused to be delivered to request that we call a special meeting; or

2.	Communicate that you do not believe a special meeting is necessary or express your opposition to a special meeting, even if you have not already submitted a Written Request.

Who is making this solicitation?

Allergan is making this solicitation.

Should I oppose Pershing Square’s and Valeant’s efforts to call a special meeting?

The Board strongly believes that convening a special meeting is not in the best interests of Allergan or its stockholders at this time. As a co-bidder in an unsolicited proposal to acquire Allergan that the Board has concluded is grossly inadequate and substantially undervalues Allergan, the interests of Pershing Square are not aligned with the interests of all of our stockholders. In addition, Pershing Square has announced an agreement with Valeant under which Pershing Square would receive a fixed number of Valeant Common Shares if a transaction occurs on the terms announced by Valeant on May 30, 2014. As such, Pershing Square would benefit if Valeant pays less for Allergan, though absent further agreement Pershing Square remains free to tender its shares of Common Stock on the same terms as other Allergan stockholders if the Offer to Exchange is not completed under the terms currently offered by Valeant.

Furthermore, the Board does not believe that the issues raised in the Pershing Square/Valeant Solicitation, including requesting discussions between Allergan and Valeant, should be addressed at a special meeting demanded by a stockholder with specific short-term interests that are not aligned with the interests of all of our stockholders. Rather, the Board strongly believes that the more prudent course of action is for Allergan to extend its track record of substantial growth that the Board is confident will create significantly more value for stockholders than Pershing Square’s and Valeant’s proposal.

What are you asking me to do?

The Board has unanimously determined that the Pershing Square/Valeant Solicitation is contrary to the best interests of the Company and its stockholders, and vigorously opposes the solicitation of Written Request cards by Pershing Square and Valeant. Accordingly, the Board recommends that you do not sign any white Written Request card sent to you by Pershing Square. Whether or not you have previously executed Pershing Square’s white Written Request card, you may elect against the calling of a special meeting if you sign, date and deliver the enclosed BLUE Revocation Card by mail (using the enclosed pre-paid envelope) to our proxy solicitor, Innisfree M&A Incorporated (“Innisfree”), at 501 Madison Avenue, 20th Floor, New York, NY 10022.

If I have already delivered a Written Request, is it too late for me to change my mind?

No. You have the right to revoke your Written Request at any time prior to the date of any stockholder-requested special meeting by signing, dating and delivering a BLUE Revocation Card to our proxy solicitor, Innisfree, at 501 Madison Avenue, 20th Floor, New York, NY 10022.

When will the Written Requests become effective?

Under our Charter and Bylaws, the Written Requests will become effective if valid and unrevoked Written Requests of the holders of at least 25% of the outstanding shares of Common Stock are delivered to the Corporate Secretary of Allergan in the form and manner required by, and in compliance with, our Charter and Bylaws within 60 days after the date of the earliest dated Written Request.

What happens if I do nothing?

If you do not send in any white Written Request card that Pershing Square may send you and you do not return the enclosed BLUE Revocation Card, you will effectively be voting AGAINST Pershing Square’s attempt to hold a special meeting.

Does the revocation have any effect on matters other than the Written Request?

No. We are seeking revocations only for the Written Request related to the calling of the special meeting. We are not currently seeking your proxy, vote, consent or authorization with respect to any other matter.

Whom should I call if I have questions about the solicitation?

501 Madison Avenue, 20th Floor

New York, NY 10022

Stockholders call toll-free: (877) 800-5187

Banks and Brokers call collect: (212) 750-5833

DESCRIPTION OF THE PERSHING SQUARE/VALEANT SOLICITATION

As set forth in the Pershing Square/Valeant Solicitation and related materials filed with the SEC, Pershing Square is soliciting your Written Request to call a special meeting of the Company’s stockholders, at which it expects to present the following matters for a stockholder vote:

Proposal 1:	RESOLVED, that the following six members of the current Board, Deborah Dunsire, M.D., Michael R. Gallagher, Trevor M. Jones, Ph.D., Louis J. Lavigne, Jr., Russell T. Ray and Henri A. Termeer, as well as any other person or persons elected or appointed to the Board without shareholder approval after the Company’s 2014 annual meeting of stockholders and up to and including the date of the special meeting (other than any PS Nominees (as defined below) set forth in the Pershing Square/Valeant Solicitation), be and hereby are removed from office as directors of the Company.

Proposal 2:	RESOLVED, that the shareholders of Allergan hereby request that the Board elect or appoint the following individuals to serve as directors of the Company, regardless of whether Proposal 1 is passed: Betsy S. Atkins, Cathleen P. Black, Fredric N. Eshelman, Ph.D., Steven J. Shulman, David A. Wilson and John J. Zillmer (individually, a “PS Nominee” and collectively, the “PS Nominees”); provided, however, that if at any time prior to the date of the special meeting one or more PS Nominees are no longer willing or, as a result of death or incapacity, able to serve as directors of the Company and a majority of the then-remaining PS Nominees select replacements, those replacements (rather than the individuals they replaced), along with the PS Nominees who have not been replaced, shall then be considered the PS Nominees for all purposes.

Proposal 3:	RESOLVED, that Article II, Section 3 of the Bylaws be, and hereby is, amended to read as set forth in Section 3(A) of Exhibit E to the definitive proxy statement filed on July 11, 2014 by Pershing Square with respect to the Pershing Square/Valeant Solicitation (the “Definitive PS Proxy Statement”), in order to provide simplified mechanics for calling and determining the place, date and hour of any special meeting called at the request of the Company’s shareholders.

Proposal 4:	RESOLVED, that Article II, Section 3 of the Bylaws be, and hereby is, amended to add a new clause at the end (which shall be designated clause (B) if Proposal 3 above is passed and shall be designated clause (E) if Proposal 3 above is not passed) to read as set forth in Section 3(B) of Exhibit E to the Definitive PS Proxy Statement, in order to provide mechanics for calling a special meeting if no directors or less than a majority of directors are then in office.

Proposal 5:	RESOLVED, that Article II, Section 9 of the Bylaws be, and hereby is, amended to read as set forth in Section 9 of Exhibit E to the Definitive PS Proxy Statement, in order to provide simplified mechanics for nominating directors or proposing business at any annual meeting.

Proposal 6:	RESOLVED, that, if Proposal 1 is passed, Article III, Section 2 of the Bylaws be, and hereby is, amended to read as set forth in Article III, Section 2 of Exhibit E to the Definitive PS Proxy Statement, in order to fix the authorized number of directors of the Company at nine directors.

Proposal 7:	RESOLVED, that any amendment to the Bylaws adopted without stockholder approval after the Company’s 2014 annual meeting and up to and including the date of the special meeting called in response to the Pershing Square/Valeant Solicitation that changes the Bylaws in any way from the version that was publicly filed with the SEC on March 26, 2014 and became effective as of May 9, 2014 (other than any amendment to the Bylaws set forth in the Definitive PS Proxy Statement) be, and hereby are, repealed.

Proposal 8:	RESOLVED, that the stockholders of Allergan hereby request that the Board promptly engage in good faith discussions with Valeant regarding Valeant’s offer to merge with the Company, without in any way precluding discussions the Board may choose to engage in with other parties potentially offering higher value.

BACKGROUND OF THE PERSHING SQUARE/VALEANT SOLICITATION

Allergan is a corporation formed pursuant to the laws of the State of Delaware, and is a multi-specialty health care company established more than 60 years ago with a commitment to uncover the best of science and develop and deliver innovative and meaningful treatments to help people reach their life’s potential. Today, we have approximately 11,600 highly dedicated and talented employees, global marketing and sales capabilities with a presence in more than 100 countries, a rich and ever-evolving portfolio of pharmaceuticals, biologics, medical devices and over-the-counter consumer products, and state-of-the-art resources in research and development, manufacturing and safety surveillance that help millions of patients see more clearly, move more freely and express themselves more fully. From our beginnings as an eye care company, we have grown to our focus today on several medical specialties, including eye care, neurosciences, medical aesthetics, medical dermatology, breast aesthetics and urologics. Allergan is proud to celebrate more than 60 years of medical advances and proud to support the patients and customers who rely on our products and the employees and communities in which we live and work.

On April 21, 2014, Pershing Square and Valeant each filed a Schedule 13D with the SEC (the “Schedule 13Ds”) disclosing Pershing Square’s holding of a 9.7% interest in our Common Stock. According to the Schedule 13Ds, Pershing Square acquired 597,431 shares of Common Stock in February 2014, with the remainder of the shares underlying call options and forward purchase contracts. Of the 28,878,538 shares beneficially owned by Pershing Square, 13,953,000 were acquired between the date Pershing Square’s obligation to file a Schedule 13D with the SEC was triggered and April 21, 2014. According to the Schedule 13Ds, Pershing Square acquired its shares of Common Stock in fulfillment of certain of its obligations pursuant to its contractual arrangement with Valeant, and acquired such shares with full knowledge of the material nonpublic information that Valeant intended to make a bid for Allergan.

Under separate cover, Allergan received a form of draft merger agreement from Valeant.

On April 22, 2014, David Pyott, Allergan’s Chairman of the Board and Chief Executive Officer, received an unsolicited proposal from Michael Pearson, Chairman and Chief Executive Officer of Valeant, to acquire all of the outstanding shares of Common Stock of Allergan in exchange for 0.83 shares of Valeant Common Shares and $48.30 in cash per share of our Common Stock (the “Initial Proposal”). Prior to the Initial Proposal, the Board had not received any communication from either Valeant or Pershing Square regarding the Initial Proposal or any other proposed business combination between Allergan and Valeant and/or Pershing Square.

On April 22, 2014, the Board held a special meeting to discuss, among other things, the Initial Proposal and Pershing Square’s arrangements with Valeant as disclosed in the Schedule 13Ds. Representatives from Goldman, Sachs & Co. (“Goldman Sachs”) and Merrill Lynch, Pierce, Fenner & Smith Incorporated (“BofA Merrill Lynch”), Allergan’s independent financial advisors, and Latham & Watkins LLP (“Latham”), Allergan’s legal advisor, and Richards, Layton & Finger, P.A., Allergan’s Delaware counsel, were present at the meeting. At the meeting, the Board adopted a rights agreement, between Allergan and Wells Fargo Bank, N.A. (the “Rights Agreement”). The Rights Agreement was not intended to prevent an acquisition of the Company on terms that the Board considers favorable to, and in the best interests of, all Allergan stockholders. Rather, the Rights Agreement aimed to provide the Board with adequate time to fully assess and respond to any proposal.

On April 29, 2014, the Board held a special meeting at which, among other topics, it continued to discuss the Initial Proposal with its legal advisors.

On May 5, 2014, Michael Gallagher, the lead independent director of the Board, received a letter from Pershing Square in which it recommended that the Board begin discussions with Valeant “in the very near future” because, among other things, Valeant may reduce its offer under the Initial Proposal if Allergan did not engage.

On May 5 and 6, 2014, the Board held its regular meeting at which, among other topics, it continued to discuss the Initial Proposal. Representatives from Latham and Wachtell, Lipton, Rosen & Katz, the Board’s legal advisors, and Allergan’s financial advisors were present at the meeting.

On May 6, 2014, Allergan held its 2014 annual meeting of stockholders. At the annual meeting, among other items, all of the members of the Board were re-elected and Allergan’s stockholders approved an amendment to the Charter allowing stockholders to act by written consent, subject to certain restrictions and limitations.

On May 10, 2014, the Board held a special meeting to continue its consideration of the Initial Proposal with its financial and legal advisors. At the meeting, the Board unanimously rejected the Initial Proposal, concluding after a comprehensive review, conducted in consultation with its financial and legal advisors, that the Initial Proposal substantially undervalued the Company, created significant risks and uncertainties for the stockholders, and was not in the best interests of the Company and its stockholders.

On May 12, 2014, the Company sent a letter to Valeant and issued a press release announcing the Board’s determination and filed an investor presentation with the SEC in which it updated guidance and highlighted the Company’s market-leading positions, diversified product portfolio, operational excellence, consistent outperformance of peers in R&D innovation and strong growth prospects.

On May 13, 2014, Pershing Square filed with the SEC a purported preliminary proxy statement, soliciting proxies from Allergan stockholders to vote at a gathering to be held by Pershing Square on a non-binding Pershing Square resolution requesting that the Board promptly engage in discussions with Valeant regarding Valeant’s offer to merge with Allergan.

On May 13, 2014, Valeant issued a press release announcing that it would revise its proposal on May 28, 2014.

On May 19, 2014, Pershing Square sent a letter to Mr. Gallagher criticizing the Board’s governance with regards to its consideration of the Initial Proposal. On May 19, 2014, Mr. Gallagher sent a response letter to Pershing Square in which he noted that the Board strongly disagreed with Pershing Square’s statements and tactics, including its blatant attempts to isolate Mr. Pyott.

On May 21, 2014, Pershing Square sent another letter to Mr. Gallagher reiterating the criticisms raised in its May 19, 2014 letter. On May 21, 2014, Mr. Gallagher sent a response letter to Pershing Square, noting that the Board was well aware of its fiduciary duties and was being well advised by independent advisors.

On May 26, 2014, the Board held a special meeting at which, among other topics, it continued to discuss the Initial Proposal. Allergan’s legal advisors were present at the meeting.

On May 27, 2014, the Company filed an investor presentation with the SEC detailing its initial concerns about the sustainability of Valeant’s business model. The Company also noted that it had retained two nationally-recognized financial consultants and forensic accountants, Alvarez & Marsal and FTI Consulting, to evaluate certain concerns about the inherent value of Valeant’s business model and stock. The presentation raised a number of important issues about Valeant’s business model and stock value of which the Board and management believed Allergan’s stockholders needed to be aware. These included questions regarding what Allergan believes to be Valeant’s: 1) low organic growth, 2) acquisition-driven top-line growth, 3) unsustainable price increases, 4) rapid erosion of the durable business acquired from Medicis Pharmaceutical Corporation within a short time,

5) lack of experience promoting products of Allergan’s scale, 6) the instability of its management team, 7) the inability of Valeant to achieve its stated synergies without destroying Allergan’s near-term and long-term value, 8) significantly weaker market share position compared to Allergan in important emerging markets, 9) unusual tax structure, 10) magnitude and regularity of non-GAAP adjustments compared with others in the industry, and 11) unsustainable business model, centered on a serial acquisition and cost cutting strategy.

On May 28, 2014, Valeant hosted an investor meeting and webcast and Mr. Pearson sent a letter to Mr. Pyott and the Board, revising the terms of its Initial Proposal, leaving the share consideration at 0.83 of Valeant Common Shares and raising the cash consideration to $58.30 per share of Common Stock, with the possibility of a contingent value right (“CVR”) related to DARPin® sales (the “Revised Proposal”).

On May 29, 2014, the Board held a meeting at which it discussed the Revised Proposal with its legal advisors.

On May 30, 2014, prior to any announcement by the Board regarding the Revised Proposal, Valeant and Pershing Square issued a press release and Mr. Pearson wrote a letter to Mr. Pyott and the Board making a re-revised proposal, leaving the share consideration at 0.83 Valeant Common Shares and raising the cash consideration to $72.00 per share of Common Stock, with the possibility of a CVR related to DARPin® sales (the “Re-Revised Proposal”).

On June 2, 2014, Valeant and Pershing Square held a webcast where they discussed the terms of the Re-Revised Proposal. Also on June 2, 2014, Pershing Square filed a preliminary proxy statement with respect to the Pershing Square/Valeant Solicitation.

On June 4, 2014, the Board held a meeting at which it discussed the Re-Revised Proposal with its legal and financial advisors.

On June 5, 2014, Pershing Square filed with the SEC a request to withdraw its purported preliminary proxy statement soliciting proxies from Allergan stockholders to vote at a gathering to be held by Pershing Square on a non-binding Pershing Square resolution requesting that the Board promptly engage in discussions with Valeant regarding Valeant’s offer to merge with Allergan.

On June 6, 2014, Pershing Square sent a letter to Allergan seeking, among other things, confirmation that Allergan would not take the position that the solicitation and receipt of revocable proxies by Pershing Square in connection with its request to cause Allergan to call a special meeting of stockholders pursuant to the Charter and Bylaws would trigger the rights under the Rights Agreement.

On June 9, 2014, the Board held a meeting at which it continued its consideration of the Re-Revised Proposal. At the meeting and after a comprehensive review, the Board unanimously determined, after consultation with its financial and legal advisors, that the Re-Revised Proposal substantially undervalued the Company, created significant risks and uncertainties for the stockholders of Allergan, and was not in the best interests of the Company and its stockholders. On June 10, 2014, the Company sent a letter to Mr. Pearson setting forth the Board’s conclusion regarding the Re-Revised Proposal and filed an updated investor presentation with the SEC with additional detail on the considerations behind the Board’s rejection.

On, June 11, 2014, Allergan responded to Pershing Square’s June 6, 2014 letter. In addition, Allergan offered in its June 11, 2014 letter to Pershing Square to arrange a conference call to discuss any specific interpretational questions about the Rights Agreement.

On June 12, 2014, without contacting Allergan to discuss any specific interpretational questions about the Rights Agreement, Pershing Square filed a complaint in the Delaware Court of Chancery, captioned PS Fund 1, LLC v. Allergan, Inc., C.A. No. 9760 (Del. Ch.), seeking declarations that certain actions taken in connection with the stockholder-called special meeting request will not trigger the Rights Agreement as well as an injunction against Allergan taking any steps to enforce the relevant provisions of the Rights Agreement until the Court has ruled on Pershing Square’s requested relief. On June 13, 2014, Pershing Square issued a press release regarding the filing of its complaint in Delaware.

On June 13, 2014, the Board held a meeting at which it discussed with its legal and financial advisors matters related to its rejection of the Re-Revised Proposal and the complaint filed in Delaware by Pershing Square, and the Board authorized the filing of Allergan’s preliminary request revocation statement with respect to the Pershing Square/Valeant Solicitation.

On June 16, 2014, Allergan filed its preliminary revocation statement with respect to the Pershing Square/Valeant Solicitation.

On June 17, 2014, Valeant hosted an investor presentation in which it stated that it would commence an exchange offer before the end of the week of June 16, and further attempted to defend its operating model.

On June 18, 2014, Valeant and AGMS Inc., a wholly owned subsidiary of Valeant (“Offeror”), commenced the Offer to Exchange by filing a Schedule TO and a registration statement on Form S-4 with the SEC. Valeant also issued a press release regarding the commencement of the Offer to Exchange.

On June 21, 2014, the Board met to review the formal terms of the Offer to Exchange with the assistance of Allergan’s financial and legal advisors. At the meeting, each of Goldman Sachs and BofA Merrill Lynch rendered an oral opinion to the Board, subsequently confirmed in writing, to the effect that, as of June 21, 2014 and based upon and subject to the factors and assumptions set forth in its written opinion, the consideration proposed to be paid to the holders (other than Offeror, Pershing Square and any of their respective affiliates) of shares of Common Stock pursuant to the Offer to Exchange was inadequate from a financial point of view to such holders. The full texts of the written opinions of each of Goldman Sachs and BofA Merrill Lynch, each dated June 21, 2014, which set forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with such opinion, are attached as Annexes B and C, respectively, to Allergan’s Schedule 14D-9. After careful consideration, including a thorough review of the terms and conditions of the Offer to Exchange with Allergan’s financial and legal advisors, the Board, by unanimous vote of all of its directors, determined that the Offer to Exchange is grossly inadequate, substantially undervalues Allergan, creates significant risks and uncertainties for Allergan and is not in the best interests of Allergan and its stockholders.

On June 23, 2014, Allergan filed the Schedule 14D-9.

On June 24, 2014, Pershing Square filed a revised preliminary proxy statement with respect to the Pershing Square/Valeant Solicitation.

On June 24, 2014, Valeant filed a preliminary proxy statement with respect to the calling of a special meeting of Valeant’s stockholders to approve the issuance of Valeant Common Shares in connection with an acquisition of Allergan.

On June 27, 2014, Allergan and Pershing Square entered into a stipulation (the “Stipulation Agreement”) agreeing to dismiss the litigation filed by Pershing Square against Allergan on June 12, 2014 in the Court of Chancery of the State of Delaware concerning the interpretation of certain provisions contained in the Rights Agreement and the Bylaws governing the process by which special meetings of Allergan’s stockholders may be called. Before and after Pershing Square initiated the litigation, Allergan had invited Pershing Square to discuss its concerns related to the Rights Agreement and the Bylaws.

On June 30, 2014, Allergan hosted a conference call during which it discussed updates on three of the Company’s key R&D pipeline programs including DARPin®. The Company also filed with the SEC and hosted on its website presentations on the opportunity of the Company’s key R&D pipeline programs and on contingent value rights and the value of DARPin® being substantially higher in the hands of Allergan than Valeant.

On July 1, 2014, the Board held a special meeting at which, among other topics, it continued to discuss the Offer to Exchange. Allergan’s legal advisors were present at the meeting.

On July 2, 2014, Pershing Square filed another revised preliminary proxy statement with respect to the Pershing Square/Valeant Solicitation.

On July 7, 2014, Pershing Square filed another revised preliminary proxy statement with respect to the Pershing Square/Valeant Solicitation, in which it identified the members of the Company’s current Board that it proposes to have removed and identified the PS Nominees to serve on the Company’s Board.

On July 9, 2014, Pershing Square filed another revised preliminary proxy statement with respect to the Pershing Square/Valeant Solicitation.

On July 11, 2014, Pershing Square filed another revised preliminary proxy statement with respect to the Pershing Square/Valeant Solicitation, followed by the Definitive PS Proxy Statement.

On July 14, 2014, Allergan filed with the SEC and hosted on its website a presentation with further thoughts on the potential business risks and issues with Valeant.

On July 15, 2014, Allergan filed a revised preliminary revocation statement with respect to the Pershing Square/Valeant Solicitation.

On July 16, 2014, Pershing Square sent a letter to the Board demanding that it authorize prompt negotiations with Valeant.

On July 17, 2014, Pershing Square held a webcast in which it attempted to detail the merits of a special meeting of Allergan’s stockholders.

On July 17, 2014, each of Pershing Square and Valeant filed amendments to their Schedule 13Ds to file as an exhibit an agreement whereby Valeant agrees to indemnify PS Fund 1 and its affiliates for any losses incurred by them that arise from the breach or non-performance by Valeant of its obligations to pay for shares of Common Stock tendered in connection with the Offer to Exchange.

On July 21, 2014, Allergan issued its earnings release for the quarter ended June 30, 2014, reporting a 23.8% increase in non-GAAP diluted earnings per share attributable to stockholders and an increase in total product net sales of 15.9% compared to the quarter ended June 30, 2014. Allergan also announced restructuring of its operations and processes as part of its efforts to increase stockholder value that it estimated would deliver annual pre-tax savings of approximately $475 million in calendar year 2015 as compared to previously communicated 2015 expectations. Allergan also raised its outlook for the full year of 2014, expecting total product net sales between $6.9 billion and $7.05 billion.

On July 22, 2014, the Board held a special meeting at which, among other topics, it continued to discuss the Offer to Exchange. Allergan’s legal advisors were present at the meeting.

On July 27, 2014, the Board held a special meeting at which, among other topics, it continued to discuss the Offer to Exchange. Allergan’s legal advisors were present at the meeting.

On July 28, 2014, Allergan filed a preliminary revocation statement with respect to the Pershing Square/Valeant Solicitation.

On July 31, 2014, the Board held a special meeting at which, among other topics, it continued to discuss the Offer to Exchange. Allergan’s legal advisors were present at the meeting.

On July 31, 2014, Valeant reported its financial results for the quarter ended June 30, 2014. In it, Valeant lowered its guidance for 2014 from $8.3 - 8.7 billion to $8.0 - $8.3 billion in revenues. Additionally, Valeant lowered its “cash earnings per share” guidance for 2014 from $8.55 - 8.80 to $7.90 - $8.10.

On August 1, 2014, Allergan filed a complaint in the United States District Court for the Central District of California against Valeant, Pershing Square, its principal William A. Ackman and certain of their affiliates, captioned Allergan, Inc. v. Valeant Pharmaceuticals International, Inc., et. al. The complaint alleges that Valeant, Pershing Square and Mr. Ackman violated federal securities laws prohibiting insider trading, engaged in other fraudulent practices and failed to disclose legally required information. Allergan is seeking, among other remedies, a declaration from the court that Pershing Square and Valeant violated insider trading and disclosure laws, and an order rescinding Pershing Square’s purchase of the Allergan shares that it acquired illegally.

On August 8, 2014, Allergan filed this Revocation Solicitation Statement.

RESPONSE OF ALLERGAN

We believe that the calling and holding of a special meeting is premature and unnecessary at this time. The members of the Board that Pershing Square and Valeant are seeking to remove were duly elected by our stockholders at our last annual meeting of stockholders on May 6, 2014. We believe that Pershing Square and Valeant are rushing to attempt to acquire Allergan at the lowest possible price they can, to avoid having to pay full value for Allergan and its strong future prospects. We believe that the calling and holding of a special meeting will have significant and important consequences for the Company as outlined below. Accordingly, we recommend that you carefully consider whether to support the Pershing Square/Valeant Solicitation in light of the potential risks and costs to the Company discussed below. If, after careful consideration, you do not wish to support the calling of a special meeting, do NOT sign any white Written Request card sent to you.

Whether or not you have previously executed a white Written Request card, you may sign, date and deliver the enclosed BLUE Revocation Card as soon as possible to communicate that you do not believe a special meeting is necessary or to express your opposition to a special meeting.

Stockholders should take into account the following considerations when deciding whether to support the Pershing Square/Valeant Solicitation:

There are certain significant risks and costs associated with calling and holding a special meeting of which stockholders should be aware before making the decision of whether to execute and return a white Written Request card in connection with the Pershing Square/Valeant Solicitation.

•	A special meeting and the related solicitations risk diverting significant time and resources when it is critical that Allergan’s Board and management be fully focused on operations and executing the Company’s strategies. Rather than hold a special meeting, our Board and management strongly believe that the more prudent course of action is for Allergan to focus on extending its track record of substantial growth that the Board and management are confident will create significantly more value for stockholders than Pershing Square’s and Valeant’s proposal.

•	Successive solicitations would also require Allergan to incur additional financial costs, including with respect to internal allocations, third-party advisory fees, printing, mailing and solicitation expenses and other costs.

Stockholders should carefully consider whether a special meeting is in the best interests of the Company and its stockholders. We strongly believe that a special meeting is no substitute for ongoing, direct, two-way communication between us and our stockholders. Your prompt delivery of the enclosed BLUE Revocation Card will allow the Board and management to return their focus to creating the most value for our stockholders.

IF YOU ARE NOT CONVINCED THAT A SPECIAL MEETING IS THE APPROPRIATE PATH OR YOU BELIEVE A SPECIAL MEETING IS UNNECESSARY AND WISH TO OPPOSE THE CALLING OF A SPECIAL MEETING, PLEASE SIGN, DATE AND DELIVER THE ENCLOSED BLUE REVOCATION CARD USING THE PRE-PAID ENVELOPE PROVIDED AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU HAVE SIGNED THE WHITE WRITTEN REQUEST CARD FROM PERSHING SQUARE.

THE SPECIAL MEETING REQUEST PROCEDURE

Voting Securities

As of June 30, 2014, there were 296,910,449 shares of the Company’s Common Stock outstanding. The Company has only one class of common stock.

Persons beneficially owning shares of the Company’s Common Stock (but not holders of record), such as persons whose ownership of Common Stock is through a broker, bank, financial institution or other nominee holder, who wish to revoke a previously instructed Written Request must contact such broker, bank, financial institution or other nominee holder and instruct such person to execute a revocation using the BLUE Revocation Card on their behalf. Any failure to submit a Written Request will have the same effect as submitting a BLUE Revocation Card.

Additionally, even if you have not already submitted a Written Request, you may elect to execute and submit the BLUE Revocation Card to communicate that you do not believe a special meeting is necessary or to express your opposition to a special meeting.

Effectiveness of Written Requests

Under our Charter and Bylaws, the Corporate Secretary of the Company shall call a special meeting of stockholders upon the written request of the holders of record that have a combined net long beneficial ownership of at least twenty-five percent (25%) of the outstanding shares of Common Stock, subject to and in compliance with our Charter and Bylaws. If written revocations of the Written Requests have been delivered to the Corporate Secretary and the result is that Written Requests have been delivered from stockholders of record (or their agents duly authorized in writing) that have a combined net long beneficial ownership of less than 25% of the outstanding shares of Common Stock, then the Corporate Secretary is not obligated to call a special meeting.

Under our Charter and Bylaws, if valid, unrevoked Written Requests signed by the holders of record that have a combined net long beneficial ownership of at least 25% of the outstanding shares of Common Stock are delivered to the Corporate Secretary of the Company in the form and manner required by, and in compliance with, our Charter and Bylaws within 60 days after the date of the earliest dated Written Request, the Written Requests will become effective. If prior to the date of such special meeting, we receive revocations of Written Requests such that there are no longer valid unrevoked Written Requests from holders of record that have a combined net long beneficial ownership of at least 25% of the outstanding shares of Common Stock as provided in our Bylaws, our Board has the discretion to cancel the stockholder-requested special meeting. As a result, we may (and likely will) continue to solicit revocations of Written Requests up to and until the date of any stockholder-requested special meeting.

We reserve our rights to require full compliance with the provisions set forth in our Charter, Bylaws and applicable law, including the General Corporation Law of the State of Delaware, with respect to any special meeting sought to be called by Pershing Square or any other stockholders, including the enforcement of the procedures and requirements for calling a special meeting set forth under Article II, Section 3 of our Bylaws. These requirements include, but are not limited to, the inclusion within any Written Request of: (i) the name and address of each Proposing Person (as defined in the Bylaws); (ii) the number of shares of Common Stock that are owned beneficially and owned by such Proposing Person; (iii) a representation that each Proposing Person intends to hold the shares of Common Stock through the date of the special meeting requested by Pershing Square; (iv) an acknowledgement by such Proposing Person that any reduction in such Proposing Person’s Net

Long Beneficial Ownership (as defined in the Bylaws) with respect to which a Written Request relates following the delivery of such Written Request to the Secretary of Allergan shall constitute a revocation of such Written Request to the extent of such reduction; (v) all such information regarding any material interest of the Proposing Person in the matter(s) proposed to be acted on at the special meeting, and all agreements, arrangements or understandings between or among any Proposing Person and any other record holder or beneficial owner of shares of Common Stock in connection with the special meeting, the Written Request, or the matter(s) proposed to be brought before the special meeting; and (vi) any other material relationship between such Proposing Person, on the one hand, and Allergan, any affiliate of Allergan, any officer, director or employee of Allergan or any affiliate thereof, or any principal competitor of Allergan, on the other hand. Additionally, our Bylaws require that any Proposing Person who signs and delivers a Written Request shall further update and supplement the information previously provided to Allergan in connection with the Written Request, if necessary, so that the information provided or required to be provided in such request pursuant to Section 3 of our Bylaws shall be true and correct as of the record date for notice of the special meeting and as of the date that is ten (10) business days prior to the special meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary of Allergan not later than five (5) business days after the record date for notice of the special meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the special meeting or, if practicable, any adjournment or postponement thereof. Further, the filing or distribution of this Revocation Solicitation Statement is not intended as and should not be taken as an admission by the Company of the validity of the Pershing Square/Valeant Solicitation.

The Special Meeting

The date and time of any special meeting will be set by our Board in accordance with our Bylaws and Delaware law.

If Pershing Square is successful in its efforts to solicit and deliver to us valid and unrevoked Written Requests from the holders of at least 25% of the outstanding shares of Common Stock in accordance with our Charter and Bylaws, in lieu of calling the stockholder-requested special meeting, our Board may present similar items (as defined in our Bylaws) to those items included in the Written Requests at a special meeting of stockholders called by the Board and that is held within 120 days after we receive the valid Written Requests from the requisite holders.

Even if Pershing Square is successful in its efforts to solicit and cause to be delivered to us valid and unrevoked Written Requests from the holders of not less than 25% of the outstanding shares of Common Stock as provided in our Bylaws, previously submitted Written Requests may be revoked at any time prior to the date of the stockholder-requested special meeting. If prior to the date of such special meeting, we receive revocations of Written Requests such that there are no longer valid unrevoked Written Requests from holders of record that have a combined net long beneficial ownership of at least 25% of the outstanding shares of Common Stock as provided in our Bylaws, our Board has the discretion to cancel the stockholder-requested special meeting. As a result, we may (and likely will) continue to solicit revocations of Written Requests up to and until the date of any stockholder-requested special meeting.

If a stockholder who submits a valid Written Request sells any of our shares after submitting such Written Request or otherwise reduces such holder’s net long beneficial ownership, the shares that such stockholder has sold (or that are the subject of the reduction) will reduce the shares that count toward the 25% threshold. If, as a result of such sales, the number of shares owned by holders that have submitted valid Written Requests is reduced to below the 25% threshold at any time prior to the date a stockholder-requested special meeting is held, our Board has the discretion to cancel the stockholder-requested special meeting. Accordingly, any stockholder that has made a valid Written Request must continue to own all of such stockholder’s shares through the date of the stockholder-requested special meeting if such stockholder wishes to ensure that all of such stockholder’s shares will be counted toward the 25% threshold.

Effect of BLUE Revocation Card

Under our Charter and Bylaws, stockholders may revoke any previously signed Written Request by signing, dating and returning to us a BLUE Revocation Card at any time prior to the date of a stockholder-requested special meeting. A Written Request may also be revoked by delivery of a written revocation of your request to Pershing Square. Stockholders are urged, however, to return all request revocations in the envelope provided to Innisfree. We request that if a revocation is instead delivered to Pershing Square, a copy of the revocation also be returned in the postage-paid envelope provided so that we will be aware of all revocations and so that the inspector of requests can accurately account for all revocations.

Unless you specify otherwise, by signing and delivering the BLUE Revocation Card, you will be deemed to have revoked any Written Request for a special meeting.

Any BLUE Revocation Card may itself be revoked by marking, signing, dating and delivering a written revocation of your BLUE Revocation Card to the Company, or to Pershing Square, or by delivering to Pershing Square a subsequently dated white Written Request card that Pershing Square sent to you.

The revocation of any previously delivered white Written Request card or BLUE Revocation Card should be signed and have a date subsequent to the previously delivered Written Request or Revocation Card. The revocation is not required to state the number of shares held unless you wish to revoke your Written Request with respect to less than all shares as to which you previously requested the special meeting, in which case you must state the number of shares to which your revocation relates. In addition, if you have more than one account with respect to which you have delivered a Written Request, the revocation should identify the relevant account for which the Written Request is being revoked.

We have retained Innisfree to assist in communicating with stockholders in connection with the Pershing Square/Valeant Solicitation and to assist in obtaining BLUE Revocation Cards as appropriate. If you have any questions about how to complete or submit your BLUE Revocation Card or any other questions, Innisfree will be pleased to assist you. Please contact Innisfree toll-free at (877) 800-5187 (for stockholders) or collect at (212) 750-5833 (for banks and brokers).

If any shares of Common Stock that you own are held for you in an account with a stock brokerage firm, bank nominee or other similar “street name” holder, you should follow the instructions on the BLUE Revocation Card to revoke a request with respect to your shares. Alternatively, you can contact the person responsible for your account and direct him or her to revoke a request by executing the enclosed BLUE Revocation Card on your behalf. You are urged to confirm in writing your instructions to the person responsible for your account and provide a copy of those instructions to the Company at the address set forth above so that the Company will be aware of your instructions and can attempt to ensure each instruction is followed.

YOU HAVE THE RIGHT TO REVOKE ANY WRITTEN REQUEST YOU MAY HAVE PREVIOUSLY GIVEN TO PERSHING SQUARE AT ANY TIME PRIOR TO THE DATE OF ANY STOCKHOLDER-CALLED SPECIAL MEETING. TO DO SO, YOU NEED ONLY SIGN, DATE AND RETURN IN THE PRE-PAID ENVELOPE PROVIDED THE BLUE REVOCATION CARD ACCOMPANYING THIS REVOCATION SOLICITATION STATEMENT.

You should carefully review this Revocation Solicitation Statement. YOUR TIMELY RESPONSE IS IMPORTANT. You may reject the Pershing Square/Valeant Solicitation by promptly signing, dating and returning the enclosed BLUE Revocation Card in the pre-paid envelope provided. Please be aware that if you sign a white Written Request card, you will be deemed to have requested a special meeting in accordance with the Pershing Square/Valeant Solicitation, unless your Written Request is subsequently revoked by a valid revocation or deemed revoked by a reduction in the number of shares that you hold.

Results of Solicitation

We anticipate retaining an inspector of requests in connection with the Pershing Square/Valeant Solicitation. We intend to notify stockholders as to whether the requisite Written Requests have been received for calling a special meeting promptly following the inspector’s review and certification of such Written Requests.

APPRAISAL RIGHTS

Our stockholders do not have appraisal rights under Delaware law in connection with the Pershing Square/Valeant Solicitation or this Revocation Solicitation Statement.

SOLICITATION OF REVOCATIONS

The cost of this Revocation Solicitation Statement will be borne by the Company. We have retained Innisfree as proxy solicitors to assist in this solicitation. The total amount currently estimated to be spent in connection with the Revocation Solicitation Statement is approximately $250,000 of which approximately $200,000 has been spent to date. In addition to the use of mail, revocation requests may be solicited by our directors, certain officers and employees of the Company by facsimile, telephone, email and other electronic channels of communications, in person discussions and by advertisements. Innisfree will also assist our communications with our stockholders with respect to the Revocation Solicitation Statement and such other advisory services as may be requested from time to time by us. Innisfree has advised the Company that approximately 20 of its employees will be involved in the solicitation of consent revocations on behalf of the Company. In addition, Innisfree M&A Incorporated and certain related persons will be indemnified against certain liabilities arising out of or in connection with the engagement. We will reimburse brokerage houses, banks, custodians and other nominees and fiduciaries for out-of-pocket expenses incurred in forwarding the Revocation Solicitation Statement materials to, and obtaining instructions relating to such materials from, beneficial owners of our Common Stock. In addition, Innisfree and certain related persons will be indemnified against certain liabilities arising out of or in connection with the engagement.

BOARD OF DIRECTORS

The following is a summary of the qualifications of each of the members of the Board, effective as of March 11, 2014:

Name	Position with Us	Audit and Finance	Corporate Governance and Compliance	Organization and Compensation	Science & Technology
David E.I. Pyott	Chairman of the Board and Chief Executive Officer
Michael R. Gallagher	Lead Independent Director		C	C
Deborah Dunsire, M.D.	Director	M			M
Trevor M. Jones, Ph.D.	Director		M		C
Louis J. Lavigne, Jr.	Director	M			M
Peter J. McDonnell, M.D.	Director		M		M
Timothy D. Proctor	Director	M		M
Russell T. Ray	Director	C		M
Henri A. Termeer	Director		M	M

“C” indicates Chair and “M” indicates Member of the respective committees

David E.I. Pyott, 60, has been our Chief Executive Officer since January 1998 and in 2001 became Chairman of the Board. Mr. Pyott also served as our President from January 1998 until February 2006, and again from March 2011 until June 2013. Mr. Pyott has driven the growth of Allergan by fueling internal development through significant investment in Research & Development while also identifying and leveraging unique, synergistic external opportunities. Allergan’s investment in Research & Development has increased from less than $100 million in 1998 to over $1 billion in 2013. Allergan is currently the fastest growing and second largest global ophthalmic pharmaceutical company and holds leadership positions in other specialty areas including neurosciences, medical aesthetics and medical dermatology. In addition to internally driven innovation, Allergan acquired Inamed Corp. for over $3 billion in 2006 and Groupe Laboratories Cornéal in France in 2007 primarily for their breast implant and dermal filler technologies. In adding these products to BOTOX® Cosmetic, Allergan created a new global category: medical aesthetics, and is the world’s largest medical aesthetics company.

Before joining Allergan, Mr. Pyott served as the Head of the Novartis Nutrition Division and as a member of the Executive Committee of the Switzerland-based Novartis AG, working over 17 years in several positions in strategic planning, marketing and general management in five countries around the world.

Mr. Pyott is also the lead independent director of the board of Avery Dennison Corporation, a publicly-traded company focused on pressure-sensitive technology and self-adhesive solutions, where he serves as Chairman of its Compensation and Executive Personnel Committee and as a member of its Governance and Social Responsibility Committee, and a member of the board of directors of Edwards Lifesciences Corporation, a publicly-traded company focused on products and technologies to treat advanced cardiovascular diseases, where he serves on its Audit and Public Policy Committee. Mr. Pyott is a former member of the board of Pacific LifeCorp and Pacific Mutual Holding Company, the parent companies of Pacific Life Insurance Company. Mr. Pyott is a member of the Directors’ Board of The Paul Merage School of Business at the University of California, Irvine. Mr. Pyott serves on the board and Executive Committee of the Biotechnology Industry Organization. Mr. Pyott also serves as a member of the board of the Pan-American Ophthalmological Foundation, President of the International Council of Ophthalmology Foundation and as a member of the Advisory Board for the Foundation of The American Academy of Ophthalmology. Mr. Pyott also serves as Vice Chairman of the Board of Trustees of Chapman University. Mr. Pyott was recognized in the Queen’s Birthday Honors List in 2006 and holds the title of Commander of the British Empire.

Mr. Pyott’s in-depth knowledge of our operations and the markets and industries in which we compete, combined with his entrepreneurial leadership experience in the healthcare industry, position him well to serve as our Chairman and Chief Executive Officer and provide a critical link between management and our Board, enabling our Board to provide its oversight function with the benefit of management’s perspective of the business. For these reasons, and given Mr. Pyott’s substantial public company governance experience from serving on the boards of several large public companies, our Board has concluded that Mr. Pyott should serve as one of our directors.

Michael R. Gallagher, 68, was Chief Executive Officer and a Director of Playtex Products, Inc., a publicly-traded personal care and consumer products manufacturer, from July 1995 through his retirement in December 2004. Prior to that, Mr. Gallagher was Chief Executive Officer of North America for Reckitt & Colman plc, a consumer products company based in London. Mr. Gallagher was President and Chief Executive Officer of Eastman Kodak’s subsidiary L&F Products, a cleaning products company, from 1988 until the subsidiary was sold to Reckitt & Colman plc in 1994. Mr. Gallagher held various executive positions with the Lehn & Fink Products group of Sterling Drug, maker of Lysol® and other household cleaning products, from 1984 until its sale to Eastman Kodak in 1988. Mr. Gallagher held various general management and brand management positions with The Clorox Company and The Procter & Gamble Company.

Mr. Gallagher is a member of and past Chairman of the Board of Advisors of the Haas School of Business, University of California, Berkeley. Mr. Gallagher was elected to our Board in 1998, is Chairman of the Corporate Governance and Compliance Committee, Chairman of the Organization and Compensation Committee and serves as our Board’s lead independent director.

Our Board has concluded that, with more than three decades of experience in key leadership roles at public and private personal care and consumer products companies, including as the former Chief Executive Officer of Playtex Products, Mr. Gallagher provides our Board with a wealth of business and management experience, as well as invaluable broad-based personal care and consumer products experience and should serve as one of our directors and as our Board’s lead independent director.

Deborah Dunsire, M.D., 51, has served as President and Chief Executive Officer of Forum Pharmaceuticals, a company dedicated to developing a broad range of novel therapies for central nervous system diseases since July 2013. Prior to joining EnVivo, she served as President and Chief Executive Officer of Millennium Pharmaceuticals, Inc., The Takeda Oncology Company, from July 2005 to July 2013. Prior to joining Millennium Pharmaceuticals, Dr. Dunsire was Senior Vice President, Head of North American Oncology Operations from July 2000 to July 2005, and Vice President, Oncology Business Unit from August 1996 to June 2000, of Novartis AG, a publicly-traded company focused on the research and development of products to protect and improve health and well-being. At Novartis, she helped increase the North American oncology revenues from approximately $50 million to over $2.1 billion in 10 years. From April 1988 to August 1996, Dr. Dunsire held various positions with Sandoz Laboratories, a pharmaceutical company, in the areas of product management, scientific development and clinical research.

Dr. Dunsire is a member of the boards of numerous nonprofit organizations, such as Gabrielle’s Angels Foundation for Cancer Research, CancerCare, the Museum of Science, Boston, and the Massachusetts General Hospital Research Advisory Council. Dr. Dunsire was the 2001 recipient of the American Cancer Society’s Excalibur Award and was the 2009 recipient of The Healthcare Businesswomen’s Association’s “Woman of The Year.” Dr. Dunsire is a graduate of the medical school of the University of the Witwatersrand, South Africa. Dr. Dunsire was appointed to our Board in December 2006 and is a member of the Audit and Finance Committee and the Science & Technology Committee.

Dr. Dunsire brings to our Board considerable pharmaceutical management and operations experience. Dr. Dunsire also brings to our Board valuable insights as both a clinical researcher and a physician. Our Board has concluded that, with over 22 years of leadership experience in the scientific, clinical, operational and commercial aspects of the biological/pharmaceutical business, including as President and Chief Executive Officer of Forum Pharmaceuticals, President and Chief Executive Officer of Millennium Pharmaceuticals, Inc. and the head of the Novartis North American oncology operations, Dr. Dunsire should serve as one of our directors.

Trevor M. Jones, Ph.D., 71, served as the Director General of the Association of the British Pharmaceutical Industry, an association representing the interests of approximately 75 British and international pharmaceutical companies, from 1994 through his retirement in August 2004. From 1987 to 1994, Prof. Jones was a director at Wellcome plc, a major healthcare business that merged with GlaxoSmithKline plc, where he was responsible for all research and development activities. At Wellcome, Prof. Jones led the successful development of numerous pharmaceutical compounds, as well as a number of over-the-counter medicines. Prof. Jones received his bachelor of pharmacy degree and Ph.D. from the University of London and is currently a visiting professor at King’s College London. He has also gained an honorary doctorate from the University of Athens as well as honorary doctorates in science from the Universities of Strathclyde, Nottingham, Bath and Bradford in the United Kingdom. Prof. Jones was recognized in the Queen’s Honors List and holds the title of Commander of the British Empire. He is also a fellow of the Royal Society of Chemistry, a fellow of the Royal Society of Medicine, a fellow of the Royal Pharmaceutical Society, an honorary fellow of the Royal College of Physicians and of its Faculty of Pharmaceutical Medicine and an honorary fellow of the British Pharmacological Society.

Prof. Jones is a member of the board of Arthurian Life Sciences Ltd., an investment fund established by the government of Wales with the objective of supporting and growing employment in life sciences and wealth creation in Wales, Simbec Research Ltd, a leading clinical research organization in the United Kingdom and one of the longest established Contract Research Organizations in Europe, Synexus Ltd., a clinical study recruitment and management specialist organization, and Verona Pharma plc, a public biotechnology company dedicated to research in respiratory diseases. Prof. Jones is a founder of the Geneva-based public-private partnership, Medicines for Malaria Venture and a founder and board member of the UK Stem Cell Foundation. Prof. Jones is a former chairman of the boards of ReNeuron Group plc and Synexus Ltd. Prof. Jones is also a former member of the boards of NextPharma Technologies Holdings Ltd., Sigma-Tau Industrie Farmaceutiche Riunite S.p.A, ReNeuron Group plc, Tecnogen S.p.A., Sigma-Tau Finanziaria S.p.A. and Sigma-Tau Pharmaceuticals, Inc. Prof. Jones was appointed to our Board in July 2004 and is a member of the Corporate Governance and Compliance Committee and is Chairman of the Science & Technology Committee.

With over 43 years of experience in research and development, and experience in the European and global pharmaceutical industry, Prof. Jones brings to our Board valuable insights in the areas of global pharmaceutical management and operations, as well as drug development. Serving as a member of the UK Government Regulatory Agency-The Medicines Commission, a member of the Prime Minister’s Task Force on the Competitiveness of the Pharmaceutical Industry, and as Chair of the Government Advisory Group on Genetics Research, Prof. Jones also brings to our Board in-depth government relations experience. For these reasons, our Board has concluded that Prof. Jones should serve as one of our directors.

Louis J. Lavigne, Jr., 65, is Managing Director of Lavrite, LLC, a management consulting firm in the areas of corporate finance, accounting, management and strategy since March 2005. Prior to these consulting activities, Mr. Lavigne served as Executive Vice President and Chief Financial Officer of Genentech, Inc., a publicly-traded biotechnology company, from March 1997 through his retirement in March 2005. Mr. Lavigne joined Genentech in July 1982, was named controller in 1983 and, in that position, built Genentech’s operating financial functions. In 1986, he was promoted to Vice President and assumed the position of Chief Financial Officer in September of 1988. Mr. Lavigne was named Senior Vice President in 1994 and was promoted to Executive Vice President in 1997. Prior to joining Genentech, he held various financial management positions with Pennwalt Corporation, a pharmaceutical and chemical company.

Mr. Lavigne serves on the board of Accuray Incorporated, a publicly-traded company specializing in the design, development and sale of the CyberKnife System, an image-guided robotic radiosurgery system used for the treatment of solid tumors, and is Chairman of the Board and serves on its Organization and Compensation Committee. He also serves on the board and Audit Committee of Depomed, Inc., a publicly-traded specialty pharmaceutical company focused on treating pain and other central nervous system conditions. Mr. Lavigne also serves on the boards of and is the Chairman of the Audit Committee for DocuSign, Inc., a privately-held digital transaction management company, SafeNet Inc., a privately-held computer security company, and Novocure Limited, a privately-held oncology company. Mr. Lavigne is a board member of Children’s Hospital Oakland, where he serves as Chairman of the Board of the Hospital and Foundation at the Children’s Enterprise Executive Council with the University of California, San Francisco and is a member of the Audit Committee. Mr. Lavigne is a faculty member of the Babson College Executive Education’s Bio-Pharma: Mastering the Business of Science program. Mr. Lavigne is also a Trustee of Babson College and Babson Global. Mr. Lavigne is a former member of the board and Chairman of the Audit Committees of Arena Pharmaceuticals, BMC Software, Inc., Equinix, Inc. and Kyphon, Inc. Mr. Lavigne is also a former Trustee of the California Institute of Technology and the Seven Hills School. Mr. Lavigne was appointed to our Board in July 2005 and is a member of the Audit and Finance Committee and the Science & Technology Committee.

As the former Executive Vice President and Chief Financial Officer of Genentech, where Mr. Lavigne was a member of Genentech’s Executive Committee and was responsible for Genentech’s financial, corporate relations and information technology functions, Mr. Lavigne brings to our Board a wealth of management, business operations, finance and accounting and business strategy experience in the biotechnology and pharmaceutical industries, which has led our Board to conclude that Mr. Lavigne should serve as one of our directors. Serving on the boards of several large public companies and as a member of the West Audit Committee Chair Networks, Mr. Lavigne also brings to our Board substantial public company corporate governance experience. Given his expertise in finance and accounting, Mr. Lavigne has been determined to be an “audit committee financial expert” by our Board.

Peter J. McDonnell, M.D., 55, has served as the Director and William Holland Wilmer Professor of the Wilmer Eye Institute of the Johns Hopkins University School of Medicine since 2003, where he leads the Wilmer Eye Institute, the largest academic ophthalmology department in the country. Dr. McDonnell has also served as the Chief Medical Editor of Ophthalmology Times since 2004, and has served on the editorial boards of numerous ophthalmology journals. He served as a consultant to the United States Department of Health and Human Services in 1996 and also served as the Assistant Chief of Service at the Wilmer Eye Institute from 1987 to 1988.

Dr. McDonnell is a Member of the American Academy of Ophthalmology, American University Professors of Ophthalmology, Association for Research in Vision and Ophthalmology, Maryland Society of Eye Physicians and Surgeons, and Pan American Association of Ophthalmology. In 1999, Dr. McDonnell was named the Irving H. Leopold Professor and Chair of the Department of Ophthalmology at the University of California, Irvine. Dr. McDonnell is the recipient of research grants from the National Eye Institute, Research to Prevent Blindness, and other funding agencies. The American Academy of Ophthalmology honored Dr. McDonnell with the Honor Award in 1991 and the Senior Achievement Award in 2001. Dr. McDonnell is the elected president of the National Alliance for Eye and Vision Research, a board member of the Doheny Eye Institute, and a former member of the board of Tissue Banks International. Dr. McDonnell was appointed to our Board in January 2013, and is a member of the Corporate Governance and Compliance Committee and Science & Technology Committee.

Our Board has concluded that Dr. McDonnell should serve as one of our directors because he provides our Board with wide-ranging expertise in ophthalmology and is widely recognized as an international leader in corneal transplantation, laser refractive surgery and the treatment of dry eye. Dr. McDonnell’s depth of expertise in one of our most important specialty areas and the foundation of our success will benefit our Board and Allergan.

Timothy D. Proctor, 64, served as General Counsel of Diageo plc, the world’s leading premium drinks business with a broad range of beverage alcohol brands across spirits, beer and wine, from January 2000 to June 2013. Prior to joining Diageo, Mr. Proctor served as the Director, Worldwide Human Resources, of Glaxo Wellcome, plc (now GlaxoSmithKline plc), a British multinational pharmaceutical company, from 1998 to 1999. From 1993 to 1998, Mr. Proctor held various roles with the United States operation subsidiary of Glaxo Wellcome, plc, including Senior Vice President, Human Resources, General Counsel and Secretary. Prior to that, Mr. Proctor served in senior legal roles at Merck & Co., a publicly-traded pharmaceutical company, from 1980 to 1993.

Mr. Proctor is a member of the several notable legal associations, including the American Bar Association, Association of Corporate Counsel and the International Bar Association. Mr. Proctor has previously served on the boards of Wachovia Corporation and Northwestern Mutual Life and on the charitable boards for the Association of Corporate Counsel, CARE USA, Duke Law School, and the North Carolina Symphony Orchestra. Mr. Proctor was appointed to our Board in February 2013 and is a member of the Audit and Finance Committee and the Organization and Compensation Committee.

Mr. Proctor brings to our Board a depth of international expertise and is a well-respected leader in the area of international law. Our Board has concluded that, with more than 35 years of domestic and international corporate legal experience, Mr. Proctor should serve as one of our directors.

Russell T. Ray, 66, has served as a Special Advisor to HLM Venture Partners, a private equity firm that provides venture capital to health care information technology, health care services and medical technology companies, since January 1, 2014 and Partner from September 1, 2003 to December 31, 2013. Mr. Ray was Founder, Managing Director and President of Chesapeake Strategic Advisors, a firm specializing in providing advisory services to health care and life sciences companies, from April 2002 to August 2003. From June 1999 to March 2002, Mr. Ray was Managing Director and Global Co-Head of the Credit Suisse First Boston Health Care Investment Banking Group, where he focused on providing strategic and financial advice to life sciences, health care services and medical device companies. Prior to joining Credit Suisse First Boston, Mr. Ray spent 12 years at Deutsche Bank, and its predecessor entities BT Alex. Brown and Alex. Brown & Sons, Inc., and most recently as Global Head of Health Care Investment Banking.

During Mr. Ray’s investment banking career he successfully completed over 175 acquisitions and financing transactions for health care companies in the United States, Europe and Israel. Mr. Ray is a Director of Prism Education Group, Inc., a closely-held post-secondary career education company and SWP Media, Inc., a closely-held distributor of digital content. Mr. Ray served as a director of InfoMedics, Inc., a closely-held healthcare information technology company, from December 2009 through December 2012 when the company was acquired. Mr. Ray is also a director of the Midwest Peregrine Society. Mr. Ray is a former director of Socios Mayores en Salud. Mr. Ray was elected to our Board in April 2003, is Chairman of the Audit and Finance Committee and is a member of the Organization and Compensation Committee.

Mr. Ray is a leading expert with extensive knowledge and experience in the banking and health care industries. He contributes to our Board over 30 years of business strategy, finance and investment banking experience for life sciences, health care services and medical device companies. For these reasons, our Board has concluded that Mr. Ray should serve as one of our directors. Given his expertise in finance and accounting, Mr. Ray has been determined to be an “audit committee financial expert” by our Board.

Henri A. Termeer, 68, served as President and a director of Genzyme Corporation, a global biotechnology company, beginning October 1983, as Chief Executive Officer beginning 1985 and as Chairman of the Board beginning May 1988. Mr. Termeer resigned from Genzyme in June 2011 following the acquisition of Genzyme by Sanofi in a transaction valued at more than $20 billion. In 2008, he was appointed to Massachusetts Governor Deval Patrick’s Council of Economic Advisors.

Mr. Termeer is Chairman of the Board of Aveo Pharmaceuticals, a publicly-traded cancer therapeutics company, and a member of the boards of ABIOMED Inc., a publicly-traded medical device company, Verastem, Inc., a publicly-traded biopharmaceutical company, Medical Simulation Corporation, a privately-held healthcare industry consulting service provider and Moderna Therapeutics, a privately-held biotechnology company. Mr. Termeer is a director of Massachusetts General Hospital, a board member of Partners HealthCare and a member of the board of fellows of Harvard Medical School. Mr. Termeer is also a member of the board of the Massachusetts Institute of Technology and serves on its Executive Committee, is a board member of the Biotechnology Industry Organization, the Life Sciences Foundation, WGBH and Boston Ballet. He is Chairman Emeritus of the New England Healthcare Institute, a nonprofit, applied research health policy organization he was instrumental in founding. Mr. Termeer was a former member of the board of the Federal Reserve Bank of Boston from 2007 to 2011 and its chairman from 2010 to 2011, and a former member of the board of Pharmaceutical Research and Manufacturers of America. In 2010, Mr. Termeer was inducted into the Academy of Distinguished Entrepreneurs, which was established by Babson College to recognize the economic and social contributions of business pioneers. Mr. Termeer received the Pharmaceuticals and Biotechnology Lifetime Achievement Award from Frost and Sullivan in 2009, and was selected by Ernst & Young for its Master Entrepreneur Award in 2007 for the role he has played in guiding the overall development of the biotech industry. Mr. Termeer has also been inducted as a Fellow in the American Academy of Arts and Sciences and was elected in 2005 to Honorary Fellowship at the British Royal College of Physicians. Mr. Termeer was appointed to our Board in January 2014, is a member of the Corporate Governance and Compliance Committee and the Organization and Compensation Committee.

Mr. Termeer brings to our Board over 30 years of experience in key leadership roles at Genzyme, a global biotechnology company dedicated to making a major impact on the lives of people with serious diseases. Mr. Termeer provides our Board with a wealth of expertise in the pharmaceutical and biotechnology industries, having served as a director of several public and private healthcare companies and organizations. For these reasons, our Board has concluded that Mr. Termeer should serve as one of our directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table in Annex A sets forth the beneficial ownership of our Common Stock as of June 30, 2014 for each person or group that holds more than 5% of our Common Stock, and as of March 11, 2014 for each of our current directors and named executive officers and for our current directors and executive officers as a group. To our knowledge, each person that beneficially owns our shares has sole voting and disposition power with regard to such shares. Except as set forth in Annex A, no person who has been a director or executive officer of the Company at any time since January 1, 2013, has any substantial interest, direct or indirect, by security holdings or otherwise, in the outcome of this solicitation.

Unless otherwise indicated below, each person or entity has an address in care of our principal executive offices at 2525 Dupont Drive, Irvine, California 92612.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

A single Revocation Solicitation Statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Revocation Solicitation Statement, please notify your broker and direct your written request to Innisfree, at 501 Madison Avenue, 20th Floor, New York, NY 10022. Stockholders who currently receive multiple copies of the Revocation Solicitation Statement at their address and would like to request “householding” of their communications should contact their broker.

STOCKHOLDER PROPOSALS FOR PRESENTATION AT THE 2015 ANNUAL MEETING

If you wish to submit a proposal to be included in our Proxy Statement for our 2015 annual meeting of stockholders pursuant to Rule 14a-8 under the Exchange Act, we must receive the proposal at our principal office on or before November 26, 2014 and the proposal must otherwise comply with Rule 14a-8. Please address your proposal to: Corporate Secretary, Allergan, Inc., 2525 Dupont Drive, Irvine, California 92612.

Under our Bylaws (which are subject to amendment), if you wish to nominate a director or bring other business before the stockholders at our 2015 annual meeting, you must:

•	notify our Corporate Secretary in writing not less than 30 days nor more than 60 days prior to the scheduled annual meeting; and

•	include in your notice the specific information required by our Charter and Bylaws.

If you would like a copy of our Charter or Bylaws, we will send you one without charge on request. A copy of our Charter and Bylaws also is available at www.allergan.com.

If you wish to recommend a nominee for director, you should comply with the procedures provided in the charter for the Corporate Governance and Compliance Committee of our Board of Directors, available at http://www.allergan.com/assets/pdf/agn_corp_gov_comm_charter.pdf.

FORWARD-LOOKING STATEMENTS

This Revocation Solicitation Statement contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to statements regarding the Offer to Exchange that has been commenced by Valeant. These forward-looking statements are made as of the date they were first issued and are based on current expectations as well as the beliefs and assumptions of management. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond Allergan’s control. Allergan expressly disclaims any intent or obligation to update these forward-looking statements except as required by law. Additional information concerning these and other risks can be found in press releases issued by Allergan, as well as Allergan’s public filings with the SEC, including the discussion under the heading “Risk Factors” in Allergan’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q. Copies of Allergan’s press releases and additional information about Allergan are available at www.allergan.com or you can contact the Allergan Investor Relations Department by calling 1-714-246-4636.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at www.sec.gov. You also may obtain free copies of the documents we file with the SEC by going to http://agn.client.shareholder.com/sec.cfm. The information provided on our website is not part of this Revocation Solicitation Statement, and therefore is not incorporated by reference.

If you have any questions or need any assistance in revoking a Written Request you may have given to Pershing Square, please contact our agent:

501 Madison Avenue, 20th Floor

New York, NY 10022

Stockholders call toll-free: (877) 800-5187

Banks and Brokers call collect: (212) 750-5833

Annex A

Security Ownership of Management and Principal Stockholders

The following table sets forth information as of March 11, 2014, regarding the beneficial ownership of our Common Stock by (i) each director, (ii) the Company’s Chief Executive Officer, Chief Financial Officer, each of the Company’s three other most highly compensated executive officers for the year ended December 31, 2013 and (iii) all of the Company’s current directors and executive officers as a group.

	Vested Shares of Common Stock Owned(1)	Rights to Acquire Shares of Common Stock(2)	Unvested Shares of Restricted Stock/Units	Total Shares of Common Stock Beneficially Owned	Percent of Class(3)
Directors:
Deborah Dunsire, M.D.	29,111	65,123	0	94,234	*
Michael R. Gallagher	36,400	61,750	0	98,150	*
Trevor M. Jones, Ph.D.	200	54,476	0	54,676	*
Louis J. Lavigne, Jr.	14,421	3,102	0	17,523	*
Peter J. McDonnell, M.D.	0	3,102	0	3,102	*
Timothy D. Proctor	0	3,261	0	3,261	*
David E.I. Pyott	234,168	2,265,200	165,000	2,664,368	*
Russell T. Ray	22,810	57,702	0	80,512	*
Henri A. Termeer(4)	0	0	0	0	*
Other Named Executive Officers:
Douglas S. Ingram	30,101	527,700	0	557,801	*
Jeffrey L. Edwards	20,529	207,850	0	228,109	*
Scott M. Whitcup, M.D.	20,849	556,200	0	577,049	*
Julian S. Gangolli	20,590	140,500	3,000	164,090	*
All current directors and executive officers (as a group 17 persons, including those named above)	454,077	4,348,166	178,000	4,980,943	1.641%

*	Beneficially owns less than 1% of the outstanding Common Stock.
(1)	In addition to shares held in the individual’s sole name, this column includes: (1) shares held by the spouse of the named person and shares held in various trusts; and (2) for executive officers, shares held in trust for the benefit of the named employee in the Company’s Savings and Investment Plan and Employee Stock Ownership Plan as of March 11, 2014.
(2)	This column also includes shares which the person or group has the right to acquire within sixty (60) days of March 11, 2014 as follows: (1) for executive officers, these shares include shares that may be acquired upon the exercise of stock options and vesting of restricted stock units; and (2) for non-employee directors, these shares include shares that may be acquired upon the exercise of stock options and vesting of restricted stock units, as well as shares accrued under the Company’s Deferred Directors’ Fee Program as of March 11, 2014. Under the Company’s Deferred Directors’ Fee Program, participants may elect to defer all or a portion of their retainer and meeting fees until termination of their status as a director. Deferred amounts are treated as having been invested in our Common Stock such that on the date of deferral the director is credited with a number of phantom shares of Common Stock equal to the amount of fees deferred divided by the market price of a share of Common Stock as of the date of deferral. Upon termination of the director’s service on the Board, the director will receive shares of our Common Stock equal to the number of phantom shares of our Common Stock credited to such director under the Deferred Directors’ Fee Program.
(3)

Based on 299,108,984 shares of Common Stock outstanding as of March 11, 2014 (exclusive of approximately 8,483,476 shares of Common Stock held in treasury), as reported in the Company’s Annual Proxy Statement, as filed with the SEC on March 26, 2014. Unless otherwise indicated in the footnotes and

A-1

subject to community property laws where applicable, each of the directors and nominees, named executive officers and executive officers has sole voting and/or investment power with respect to such shares.
(4)	Mr. Termeer was appointed to the Board on January 24, 2014.

Stockholders Holding 5% or More

Except as set forth below, the Company’s management is not aware of any person who is the beneficial owner of more than 5% of our issued and outstanding Common Stock.

Name and Address of Beneficial Owners	Shares Beneficially Owned		Percent of Class(1)
Capital Research Global Investors 40 East 52nd Street New York, NY 10022	17,472,533	(2)	5.88%
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	17,416,972	(3)	5.87%
Pershing Square Capital Management, L.P. 888 Seventh Avenue, 42nd Floor New York, NY 10019	28,878,638	(4)	9.73%
PS Management GP, LLC 888 Seventh Avenue, 42nd Floor New York, NY 10019	28,878,638	(4)	9.73%
William A. Ackman 888 Seventh Avenue, 42nd Floor New York, NY 10019	28,878,638	(4)	9.73%
Valeant Pharmaceuticals International, Inc. 2150 St. Elzéar Blvd. West Laval, Quebec, Canada, H7L 4A8	28,878,638	(5)	9.73%
Valeant Pharmaceuticals International 400 Somerset Corporate Boulevard Bridgewater, New Jersey 08807	28,878,638	(5)	9.73%

(1)	Based on 296,910,449 shares of Common Stock outstanding as of June 30, 2014 (exclusive of 10,695,411 shares of Common Stock held in treasury).
(2)	Based on information provided pursuant to a statement on a Schedule 13G filed with the SEC on February 10, 2014 by Capital Research Global Investors, a division of Capital Research and Management Company. Capital Research Global Investors reported that it has sole voting power with respect to 17,472,533 shares and sole dispositive power with respect to 17,472,533 shares. The Company understands that Capital Research Global Investors currently holds less shares than reported on its Schedule 13G.
(3)	Based on information provided pursuant to a statement on a Schedule 13G/A filed with the SEC on January 28, 2014 by BlackRock, Inc. BlackRock reported that it has sole voting power with respect to 14,470,789 shares and sole dispositive power with respect to 17,416,972 shares.
(4)	Based on information provided pursuant to a statement on a Schedule 13D/A filed with the SEC on July 17, 2014 by Pershing Square Capital Management, L.P., PS Management GP, LLC and William A. Ackman, pursuant to which the three parties reported that they have shared beneficial ownership with respect to 28,878,638 shares and shared voting power with respect to 28,878,538 shares.
(5)	Based on information provided pursuant to a statement on a Schedule 13D/A filed with the SEC on July 17, 2014 by Valeant Pharmaceuticals International, Inc. and Valeant Pharmaceuticals International, pursuant to which the two parties reported that they have shared beneficial ownership with respect to 28,878,538 shares, shared voting power with respect to 28,878,538 shares, and sole voting power with respect to 100 shares.

A-2

BLUE REVOCATION CARD

REVOCATION OF WRITTEN REQUEST

THIS REVOCATION OF WRITTEN REQUEST IS SOLICITED ON BEHALF OF ALLERGAN, INC. IN OPPOSITION TO THE SOLICITATION OF REQUESTS BY PS FUND 1, LLC AND ITS AFFILIATES TO CALL A SPECIAL MEETING OF STOCKHOLDERS OF ALLERGAN, INC.

The undersigned Proposing Person (as defined in Article II, Section 3 of the Amended and Restated Bylaws of Allergan, Inc.), acting with regard to all shares of common stock of Allergan, Inc., par value $0.01 per share, entitled to vote and owned beneficially and/or of record by the undersigned, hereby acts as follows concerning any previously executed written request form and associated proxy card (together, “Written Requests”) delivered to PS Fund 1, LLC and its affiliates requesting the calling of a special meeting of stockholders described in the definitive Pershing Square/Valeant Solicitation, dated July 11, 2014 and hereby confirms that the undersigned has the power to deliver a Revocation of Written Request for the number of shares represented hereby.

YOU MAY REVOKE ANY PREVIOUSLY EXECUTED WRITTEN REQUEST REGARDING THE PERSHING SQUARE/VALEANT SOLICITATION FOR THE CALLING OF A SPECIAL MEETING BY SIGNING, DATING AND RETURNING THIS BLUE REVOCATION CARD TO THE COMPANY.

UNLESS YOU SPECIFY OTHERWISE, BY SIGNING AND DELIVERING THIS BLUE REVOCATION CARD TO THE COMPANY, YOU WILL BE DEEMED TO HAVE REVOKED ANY PREVIOUSLY SUBMITTED WRITTEN REQUEST WITH RESPECT TO ALL SHARES OF COMMON STOCK YOU OWN BENEFICIALLY AND/OR OF RECORD.

☐ YES, REVOKE MY REQUEST	☐ NO, DO NOT REVOKE MY REQUEST

PLEASE SIGN AND DATE THIS REVOCATION

Date

Signature

Signature (if held jointly)

Title(s)

PLEASE SIGN THIS BLUE REVOCATION CARD EXACTLY AS YOUR NAME APPEARS HEREON. IF SIGNING AS ATTORNEY, ADMINISTRATOR, EXECUTOR, GUARDIAN OR TRUSTEE, PLEASE GIVE YOUR TITLE AS SUCH. IF A CORPORATION, THIS SIGNATURE SHOULD BE THAT OF AN AUTHORIZED OFFICER WHO SHOULD STATE HIS OR HER TITLE. IF A PARTNERSHIP, SIGN IN PARTNERSHIP NAME BY AN AUTHORIZED PERSON. SIGNED REVOCATION CARDS WILL BE DEEMED TO REVOKE ALL PREVIOUSLY GIVEN WRITTEN REQUESTS FOR THE NUMBER OF SHARES REPRESENTED BY THE ABOVE SIGNED.